Exhibit 99

JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer and Treasurer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR SECOND QUARTER OF FISCAL YEAR 2005

•   Strong bookings above $590 million
•   Increase of 40 percent in net sales
•   Operating profit almost tripled to $65 million from $22 million in 2Q04
•   Increase of 100 percent in EPS to $0.47 from $0.23 in 2Q04
•   Increased financial flexibility due to successful bond consent solicitation
•   $300 million stock buyback plan authorized

Milwaukee, WI – May 31, 2005 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the second quarter of fiscal year 2005. Net sales increased by 43 percent to $482 million, compared to $338 million in the second quarter of last year. Operating income totaled $65 million in the second quarter, versus $22 million in the corresponding quarter last year. Net income amounted to $39 million or $0.47 per fully-diluted share in the quarter, compared with $19 million or $0.23 per fully-diluted share in the second quarter of fiscal 2004. Earnings per share in the second quarter of fiscal 2004 were favorably impacted by an $0.08 per share income tax adjustment. All per share data reflects the 3-for-2 stock split of the company’s common stock in January 2005.

Results of Operations

“We continue to be pleased with the strong results achieved by our businesses,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “New orders exceeded $500 million for the first time in the second quarter last year, and yet grew by 17 percent in the current quarter to $591 million. Joy Mining enjoyed particularly healthy bookings in the quarter, with new orders increasing 32 percent to $320 million. Our incremental profit margins of almost 30 percent were driven by restructuring savings, aggressive control of costs, continuing process improvements, recovery of material cost increases and positive manufacturing cost absorption. Given our solid operating performance, we are pleased to have been able to implement several initiatives aimed at enhancing shareholder returns, including three dividend increases during the past five quarters, and today’s $300 million stock repurchase announcement.”

Aftermarket order strength continued in the second quarter, with replacement parts a significant contributor to the increase. The percentage increases in original equipment and aftermarket bookings were relatively equal. Several mining shovel orders and significant underground continuous miner orders positively impacted original equipment bookings.

Total revenues in the second quarter increased by 43 percent. Net sales at Joy Mining were very strong for the second consecutive quarter, up 47 percent over sales in the corresponding quarter of the prior year. Aftermarket revenues were up 19 percent over the second quarter last year, with strong shipments of replacement parts occurring in both businesses. Original equipment revenues increased over 100 percent in the second quarter due to higher production levels at both Joy Mining and P&H Mining. Hanson added, “Maintaining high percentage revenue growth will become increasingly difficult in subsequent quarters. However, contributions from the emerging markets, particularly China and Russia, should continue to grow. Revenues from these markets for the first half of fiscal 2005 already exceeded those for all of fiscal 2004.”

Gross profit margins also improved in the quarter to 29 percent of sales, compared to the 27 percent achieved in the second quarter of fiscal 2004. This was primarily due to favorable margins in some product lines, the control of manufacturing spending and increased factory absorption from higher production levels. Constraints in the supply chain continue to exist along with higher prices for many purchased items. However, both operations continue to successfully mitigate the impact of increased steel and steel-related costs through both cost reductions and price realization. Nonetheless, management does not anticipate a continuation in the rate of improvement in gross profit margins experienced in the last two quarters. The anticipated product and margin mix in the second half of fiscal 2005 and higher comparable results in the second half of fiscal 2004 make it more difficult to achieve improvements. Product development, selling and administrative expenses totaled $75 million, or 16 percent of sales in the current quarter, as compared to $69 million, or 21 percent of sales in the comparable quarter of fiscal 2004. The increase in dollar amount was due to increased legal costs, foreign pension costs and other items.

Reported results in the second quarter of both the current and prior year were affected by selected non-recurring items, including debt repurchase premiums, reorganization gains, and an income tax adjustment. Results in 2004 were impacted by reorganization income in the quarter and positive income tax adjustments. Combined, these two items increased prior year’s quarterly EPS by approximately $0.10 per share. In the current year’s quarter, additional reorganization income was essentially offset by the loss on debt repurchases in the quarter. The effective income tax rate in the current quarter was 37 percent of pre-tax book income compared with a rate of 8 percent in the corresponding quarter last year. Second quarter fiscal 2004 taxes included a $6.3 million positive adjustment related to taxes on repatriation of foreign earnings. Cash taxes continue to be substantially lower than book taxes, with total cash taxes in the second quarter of $10 million, or less than 17 percent of pre-tax income.

Cash Flow and Liquidity

Cash balances increased in the second quarter by a net $18 million. During the first two quarters of fiscal 2005, the company utilized $37 million for the repurchase of outstanding bonds. Additionally, during the third quarter the company will pre-fund domestic pension plans in an amount between $45 — $50 million, which will achieve the two-year 90 percent ERISA funding benchmark and thus require no further funding over the following two plan years. The company is hopeful that interest rate increases during that two year period may make further cash contributions unnecessary for several years. Working capital management continues to be a challenge due to strong business conditions and the company continues to implement significant initiatives in the areas of inventory, accounts receivable and advance payments to optimize net working capital investment.

As previously announced, a tender offer was made for all of the company’s outstanding 8.75% senior subordinated notes. As of 12:00PM EDT May 31, 2005, the expiration of the consent period, $166.9 million, or 99.8 percent of the $167.2 million of outstanding bonds have been tendered by the holders. The success of this tender offer will allow for the removal of most of the covenants and other indenture restrictions related to these bonds. The company will repurchase all tendered bonds with cash on hand, borrowings under existing debt facilities or with proceeds from the new debt financing announced separately today. This transaction will be cash positive to the company, although charges in the third quarter of over $20 million will be recorded for tender premiums and the write-off of deferred financing costs.

The company also announced earlier today that its board of directors authorized a $300 million stock repurchase program. Outstanding shares of the company may be repurchased from time to time over the next 24 months. Cash generated from operations or additional borrowings under debt facilities will provide funds for this program.

The company is exploring the refinancing of its current revolver over the next several months. This facility will result in lower borrowing costs and increased financial flexibility and liquidity. It is the next major step as the company’s capital structure is modified to recognize the improvements in the company’s credit worthiness and to establish an appropriate level of permanent debt.

Market Overview and Outlook

The demand for U.S. coal which historically has provided over 40 percent of Joy Global’s total revenues remains strong. Capital spending by U.S. coal companies continues to increase, with the majority of activity still centered on existing mines.

International coal demand and production are growing at a much faster rate than in the U.S. Established export producers, and in particular Australia, continue to drive production upward to meet world demand for metallurgical and thermal coal. Coal production increases in China and the re-capitalization of coal mining in Russia have resulted in a high level of project activity in those areas resulting in new equipment opportunities. Management anticipates a continued high level of growth in both bookings and revenues, although exhibiting the “lumpiness” of the company’s overall business, particularly in booking rates.

The non-coal markets served by many of the company’s surface mining customers also remain extremely strong. Significant production increases being planned in copper, iron ore and the oil sands of Canada are resulting in an extremely high level of discussions with customers for new mining shovels. This has resulted in P&H Mining receiving commitments to date in fiscal 2005 well in excess of our six month capacity. The resulting demand in all of these markets has lengthened lead times for new original equipment, although management believes it has maintained the capability to meet the needs of our customers in most instances.

The company’s board of directors recently held it’s annual strategy review during which it confirmed support for the Life Cycle Management Strategies of the two principal businesses, Joy Mining and P&H Mining. It also supported accelerated development of opportunities in the emerging markets. To facilitate these developments, keep overall restructuring and process improvement activities on track and increase capacities over the next few years without the addition of any significant original equipment “roof-line”, the board approved a planned increase in annual CAPEX spending to approximately $40 million per year. The board authorized specific spending of $16.5 million for the acquisition of new machine tools to continue the process changes and increase capacity in the company’s Milwaukee plant. This multi-year program will show real benefits as early as fiscal 2006 and result in a 40% increase in shovel capacity over the next two years.

“We remain optimistic with respect to the current cycle,” remarked John Hanson. “Incoming orders in the second quarter of $591 million, continued growth in aftermarket orders and original equipment demand are all strong, and lead times in general are increasing. We are working to match the demand of our major customers as they continue to plan production increases over the next several years. This, along with our overall lengthened lead-times, could result in increased volatility in our quarterly bookings rate for original equipment. We also anticipate the bookings growth rate in our aftermarket business will likely moderate to a high single-digit rate over the next few quarters.”

Hanson continued, “Given the high levels of activity, we face challenges in meeting the needs of our customers. Supply chain constraints continue in both of our operations, in particular with castings, selected steel grades and other purchased components. This is especially important in our core aftermarket business, which continues to generate the majority of our revenues. Our goal is to maintain high service levels to support mining production. Given these dynamics, we expect modest increases in our revenue guidance this quarter and are forecasting total revenues over the coming 12 months in the range of $2.0-$2.2 billion.

“Strong incremental profitability over the last three quarters has been led by superior results at both Joy Mining Machinery and P&H Mining Equipment. Their ability to realize the benefits from our earlier initiatives, overcome the effects of increased steel and steel-related costs, and control other costs has been significant. Over the next two quarters, and in particular the third quarter of fiscal 2005, we believe that a heavier percentage of original equipment revenues and the mix of those revenues will result in a more modest level of incremental profitability than we have enjoyed for the last nine months. We continue to strive for a level of incremental profitability in the range of 20-25 percent of revenue increases, although profitability could be somewhat “lumpy” on a quarterly basis.”

Management now expects that over the coming 12 months operating income will be in the range of $265-$295 million and earnings per share in the range of $2.00-$2.25. Adjusted EBITDA is anticipated to be in the range of $305-$335 million. Included in the EPS guidance is an estimated $0.12 increase relating to the tender of the company’s bonds, the financing for the tender and initial repurchase of common stock, excluding the one-time costs related to these financings. Hanson concluded, “In many respects, we see this capital cycle in mining equipment as different from any we have seen in the past two decades, particularly in length and strength. The current strength in traditional and emerging markets is likely to continue for some time. Meanwhile, given coal demand fundamentals we expect new domestic mine activity at some point in the future. Finally, we are witnessing an increase in shovel demand. In our view, all of these factors translate into high activity levels over an extended time horizon. Although this environment is not without challenges, these are good challenges to have and we have incorporated them in our eighth consecutive 12 month guidance increase.”

Quarterly Conference Call

Management will discuss second quarter results on a conference call to be held at 10:00 AM EST on June 1, 2005. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #5384024. A rebroadcast of the call will be available until the close of business on June 15, 2005 by dialing 800-642-1687 or 706-645-9291, access code #5384024. Finally, a replay of the webcast will be accessible until June 30, 2005, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before reorganization income or expense and restructuring charges. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because Joy Global’s management uses adjusted EBITDA to evaluate the operating performance of the company and its business segments and to allocate resources and capital to its businesses. Joy Global’s management also believes that adjusted EBITDA is a meaningful measurement that is commonly used by investors, equity analysts and others to measure the company’s operating performance. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation of net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the underabsorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	April 30, 2005	May 1, 2004	April 30, 2005	May 1, 2004
Net sales	$ 481,925	$ 337,682	$ 865,615	$ 621,368
Costs and expenses:
Cost of sales	342,734	246,569	613,603	460,460
Product development, selling
and administrative expenses	74,930	69,445	146,211	132,188
Restructuring charges	—	69	—	502
Other income	(650)	(887)	(1,371)	(1,995)

Operating income	64,911	22,486	107,172	30,213
Interest expense, net	(3,533)	(4,360)	(7,951)	(10,034)
Loss on debt repurchase	(2,644)	—	(5,037)	—

Income before reorganization items	58,734	18,126	94,184	20,179
Reorganization items	2,439	2,264	2,323	1,649

Income before provision for income taxes	61,173	20,390	96,507	21,828
Provision for income taxes	(22,350)	(1,550)	(35,500)	(2,050)

Net income	$ 38,823	$ 18,840	$ 61,007	$ 19,778

Net income per share:
Basic	$ 0.48	$ .0.24	$ 40.76	$ 0.26

Diluted	$ 0.47	$ .0.23	$ 30.74	$ 0.25

Dividends per share	$ 0.1125	$ 0.05	$ 0.1875	$ 0.083

Weighted average shares outstanding:
Basic	80,611	78,269	80,337	77,349

Diluted	82,304	80,610	82,184	79,520

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	April 30, 2005	October 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 208,314	$ 231,706
Accounts receivable, net	301,742	259,897
Inventories	545,988	443,810
Other current assets	59,611	56,639

Total current assets	1,115,655	992,052
Property, plant and equipment, net	205,789	207,974
Intangible assets, net	39,928	40,213
Deferred income taxes	129,279	129,424
Other assets	72,125	70,696

Total assets	$1,562,776	$1,440,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$ 2,091	$ 3,110
Trade accounts payable	142,013	139,178
Employee compensation and benefits	66,950	82,472
Advance payments and progress billings	148,506	87,507
Income taxes payable	25,341	4,910
Other accrued liabilities	130,650	114,675

Total current liabilities	515,551	431,852
Long-term obligations	169,749	202,869
Other non-current liabilities	361,900	353,590
Shareholders' equity	515,576	452,048

Total liabilities and shareholders' equity	$1,562,776	$1,440,359

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 30, 2005	May 1, 2004	April 30, 2005	May 1, 2004
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income	$ 38,823	$ 18,840	$ 61,007	$ 19,778
Provision for Income Taxes	22,350	1,550	35,500	2,050
Loss on Debt Repurchase	2,644	—	5,037	—
Reorganization Items - (Income) Expense	(2,439)	(2,264)	(2,323)	(1,649)
Interest Expense, Net	3,533	4,360	7,951	10,034

Operating Income	64,911	22,486	107,172	30,213
Restructuring Charges	—	69	—	502
Depreciation	9,021	9,629	18,493	19,058
Amortization	984	2,483	1,975	5,055

Consolidated Adjusted EBITDA	$ 74,916	$ 34,667	$ 127,640	$ 54,828

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$ 45,928	$ 16,874	$ 72,651	$ 24,442
Restructuring Charges	—	20	—	285
Depreciation	4,876	5,478	10,161	10,754
Amortization	801	2,077	1,613	4,238

Underground Mining Machinery Adjusted EBITDA	$ 51,605	$ 24,449	$ 84,425	$ 39,719
Surface Mining Equipment:
Operating Income	$ 27,324	$ 12,072	$ 50,509	$ 18,959
Restructuring Charges	—	49	—	217
Depreciation	4,113	4,113	8,269	8,226
Amortization	183	406	362	817

Surface Mining Equipment Adjusted EBITDA	$ 31,620	$ 16,640	$ 59,140	$ 28,219
Consolidated:
Operating Income	$ 64,911	$ 22,486	$ 107,172	$ 30,213
Restructuring Charges	—	69	—	502
Depreciation	9,021	9,629	18,493	19,058
Amortization	984	2,483	1,975	5,055

Consolidated Adjusted EBITDA	$ 74,916	$ 34,667	$ 127,640	$ 54,828

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	April 30, 2005	May 1, 2004	April 30, 2005	May 1, 2004
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$293,765	$199,479	$ 521,588	$ 354,495
Surface Mining Equipment	188,160	138,203	344,027	266,873

Total Sales By Operation	$481,925	$337,682	$ 865,615	$ 621,368

Net Sales By Product Stream:
Aftermarket Revenues	$295,004	$248,086	$ 560,035	$ 449,752
Original Equipment	186,921	89,596	305,580	171,616

Total Sales By Product Stream	$481,925	$337,682	$ 865,615	$ 621,368

Net Sales By Geography:
United States	$222,971	$154,854	$ 398,304	$ 290,046
Rest of World	258,954	182,828	467,311	331,322

Total Sales By Geography	$481,925	$337,682	$ 865,615	$ 621,368

CASH FLOW DATA:
Depreciation and Amortization (1)	$ 10,422	$ 12,545	$ 21,318	$ 26,435
Decrease (Increase) in Net Working Capital Items	1,470	5,898	(51,127)	(21,451)
Property, Plant and Equipment Acquired	8,904	3,088	13,280	5,714
Cash Interest Paid	8,933	9,142	10,033	10,855
Cash Taxes Paid	10,133	8,844	12,556	8,677
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$320,096	$242,504	$ 676,594	$ 482,056
Surface Mining Equipment	270,557	261,616	452,202	396,246

Total Bookings	$590,653	$504,120	$ 1,128,796	$ 878,302

	Amounts as of
	April 30, 2005	January 29, 2005	October 30, 2004	November 1, 2003
BACKLOG DATA:
Underground Mining Machinery	$589,323	$562,992	$434,317	$146,748
Surface Mining Equipment	395,914	313,517	287,739	105,558

Total Backlog	$985,237	$876,509	$722,056	$252,306